Exhibit 10.25

LICENSE AGREEMENT*

This LICENSE AGREEMENT (hereinafter called “Agreement”) made and entered into this 29th day of June, 2006 (the “Effective Date”) by and between Eisai Co., Ltd., a corporation organized and existing under the laws of Japan, with its registered office at 6-10 Koishikawa 4-chome, Bunkyo-ku, Tokyo, 112-8088, Japan (hereinafter called “Eisai”) and Radius Health, Inc., with its registered office at 300 Technology Square, 5th Floor, Cambridge, MA 02139, U.S.A. (hereinafter called “Radius”).  Eisai and Radius are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH THAT:

WHEREAS, Eisai has the exclusive rights to license all rights, titles and interests in certain patent applications identified in Appendix A hereto, and know-how relating to a compound known as SERM ER-306323;

WHEREAS, Radius desires to obtain certain licenses from Eisai under the aforementioned patent applications and know-how to develop, make and sell such compound in certain countries of the world;

WHEREAS, Eisai is willing to retain certain rights under the aforementioned patent applications and know-how to develop, make and sell such compound in Japan;

NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound the parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement and in the Appendices annexed to this Agreement and incorporated into it by reference, the following terms shall have the following respective meanings, and except as explicitly noted, each definition shall apply appropriately to the plural form of the word as well as to the singular:

* Confidential Treatment Requested by the Registrant.  Redacted Portion Filed Separately with the Commission.

1.1                                 “Affiliates” shall mean any corporation, firm, partnership or other entity which directly or indirectly owns, is owned by or is under common ownership with a Party to this Agreement to the extent of more than fifty (50) percent of the equity having the power to vote on or direct the affairs of any such corporation, firm, partnership, or other entity.

1.2                                 “Calendar Quarter” shall mean a consecutive three (3) months period, commencing on January 1, April 1, July 1, or October 1 of each Calendar Year.

1.3                                 “Calendar Year” shall mean a consecutive twelve (12) months period, commencing on January 1.

1.4                                 “Compound” shall mean the chemical compound known as SERM ER-306323, or any derivative or analog thereof.

1.5                                 “Develop” or “Development” shall mean all activities relating to preparing and conducting preclinical testing, toxicology testing, human clinical studies, regulatory affairs, manufacturing process development of Compound, and associated validation, quality assurance and quality control activities prior to the commercial sale of a Product licensed hereunder.

1.6                                 “Eisai Know-How” shall mean technical information and know-how which have been developed or are developed by or for Eisai and/or its Affiliates during the term of this Agreement which relate to Compound and/or Product and shall include all biological, chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data, regulatory filing dossier and other information useful for development or commercialization of Compound and/or Product. Eisai Know-How also includes inventions owned solely by Eisai in accordance with Article 6.4.

1.7                                 “Eisai Patents” shall mean all patents and patent applications which are or become owned by Eisai and/or its Affiliates, or to which Eisai and/or its Affiliates, otherwise have, now or in the future, the right to grant licenses, and which generically or specifically claim Compound and/or Product, a use for Compound and/or Product, a process for manufacturing Compound and/or

Product, or an intermediate use in such process.  Included within the definition of Eisai Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, re-examinations, renewals or extensions thereof and all Supplementary Protection Certificates.  Also included within the definition are any improvements on Compound and/or Product or intermediates or manufacturing process required or useful for production of Compound and/or Product which are developed by or for Eisai and/or its Affiliates, or to which Eisai and/or its Affiliates otherwise has the right to grant licenses, now or in the future, during the term of this Agreement.  The current list of patent applications and patents encompassed within the Eisai Patents is set forth in Appendix A attached hereto and incorporated herein by reference. Eisai Patents also includes any patent application covering an invention solely owned by Eisai in accordance with Article 6.4.

1.8                                 “Joint Patents” has the meaning set forth in Article 6.9.

1.9                                 “Net Sales” shall mean, with respect to any Product, the gross invoiced sales of Product by Radius, its Affiliates and their respective sublicensees to unrelated third parties (in each case, who are not sublicensees) in the Territory for the sale or transfer for value of the applicable Product, less the following deductions to the extent included in the gross invoiced sales price for Product or otherwise directly paid or incurred by Radius, its Affiliates or their respective sublicensees with respect to the sale of Product:

(i)            discounts, credits, rebates, allowances, adjustments, rejections, recalls and returns;

(ii)           price reductions or rebates, retroactive or otherwise, imposed by government authorities;

(iii)          sales, excise, turnover, value-added, and similar taxes assessed on the royalty-bearing sale of Product (but excluding Radius net income taxes);

(iv)          transportation, importation and insurance directly chargeable to the royalty-bearing sale of Product; and

(v)           chargebacks granted to drug wholesalers based upon sales to their customers where there are no direct shipments to such customers by Radius.

The amounts of any deductions taken pursuant to clauses (i)-(v) shall be determined from books and records maintained in accordance with GAAP.

In the event that the Product is sold in a finished dosage form containing the Compound in combination with one or more other clinically active components (a “Combination Product”), the Net Sales of the Product, for the purposes of determining payments, shall be determined by multiplying the Net Sales (as defined above) of the Combination Product by the fraction A/(A+B), where:  A is the weighted (by sales volume) average sale price in a particular country of the Product when sold separately in finished form, and B is the weighted average sale price in that country of the other clinically active component(s) sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Product and all other clinically active components did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred.

In the event that such average sale price cannot be determined for both the Product and all other clinically active components in the Combination Product, then Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D, where:  C is the fair market value of the Product, and D is the fair market value of all other clinically active components included in the Combination Product.

In such event, Radius shall in good faith make a determination of the respective fair market values of the Product and the other clinically active components included in the Combination Product, and shall notify Eisai of such determination and provide Eisai with data to support such determination.  Eisai shall have the right to review such determination and supporting data, and to notify Radius if it disagrees with such determination.  If Eisai does not agree with such determination and if the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be resolved using the procedure specified in Article 14.

1.10                           “Planned Indication” shall mean indication for either osteoporosis or Postmenopausal syndrome.

1.11                           “Product” shall mean any pharmaceutical drug in final packaged form containing Compound, the development, manufacture, use or sale of which, absent the licenses granted to Radius under Article 2.1, would infringe the Eisai Patents or which make use of any Joint Patents.

1.12                           “Production Cost” shall mean the production cost of bulk substance of the Compound with respect to Section 5.1 and shall mean the production cost of Semi-Product with respect to Section 5.2, which shall be calculated in accordance with United States Generally Accepted Accounting Principles, consistently applied and shall include, if and to the extent applicable, (b) the fully allocated cost of manufacturing Products manufactured by or for Radius, including the cost of raw materials, packaging materials and labor utilized in such manufacturing (including formulating, filling, finishing, labeling and packaging, as applicable) plus factory overhead costs allocated to the Product in accordance with normal accounting practices for all products manufactured in the applicable facility.

1.13                           “Radius Patents” shall mean all patents and patent applications which are or become owned by Radius and/or its Affiliates, or to which Radius and/or its Affiliates, otherwise have, now or in the future, the right to grant licenses, and which generically or specifically claim Compound and/or Product, a use for Compound and/or Product, a process for manufacturing Compound and/or Product, or an intermediate use in such process.  Included within the definition of Radius Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, re-examinations, renewals or extensions thereof and all Supplementary Protection Certificates.  Also included within the definition are any improvements on Compound and/or Product or intermediates or manufacturing process required or useful for production of Compound and/or Product which are developed by or for Radius and/or its Affiliates, or to which Radius and/or its Affiliates otherwise has the right to grant licenses, now or in the future, during the term of this Agreement. Radius Patents also includes any patent application covering an invention solely owned by Radius in accordance with Article 6.4.

1.14                           “Radius Know-How” shall mean technical information and know-how which have been developed or are developed by or for Radius and/or its Affiliates during the term of this Agreement which relate to Compound and/or Product and shall include all biological, chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data, regulatory filing dossier and other information useful for development or commercialization of Compound and/or Product. Radius Know-How also includes inventions owned solely by Radius in accordance with Article 6.4.

1.15                           “Semi-Product” shall mean any pharmaceutical drug in semi-manufactured form containing Compound.

1.16                           “Supply Price” shall mean Production Cost plus fifteen (15) percent.

1.17                           “Territory” shall mean worldwide except Japan.

1.18                           “Valid Claim” shall mean (i) an unexpired claim of an issued patent that has not been disclaimed, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken; or (ii) a claim of a pending patent application which is less than ten (10) years old (measured from the original filing date) and that has not been the subject of a rejection notice from which an appeal cannot be taken or in respect of which the applicable period of appeal has expired.  In this Article 1.18, “original filing date” shall mean the filing date of a non-provisional patent application from which the ending of the patent term of such patent application is calculated.

ARTICLE 2

LICENSES

2.1                                 Eisai hereby grants Radius, an exclusive license, under Eisai Patents and Eisai

Know-How and Eisai’s undivided interest in Joint Patents, during the term of this Agreement, within the Territory, to research, Develop (to the extent permitted in this Agreement), have Developed, make, have made, use, promote, market, distribute, offer for sale, sell, have sold, import, export and otherwise commercialize the Compound and/or Product.  If Radius indicates that it wishes to Develop Combination Product, Radius shall have prior written approval of Eisai which shall not be unreasonably withheld.  The license under this Article 2.1 includes the right to grant sublicenses (without the right of such sublicensees to grant further sublicenses); provided that: (a) with respect to any sublicensee (excluding any contract research organization, contract manufacturer or other contractor of Radius granted rights solely for use on behalf of Radius) of the rights to research, Develop, have Developed, make, have made, use, promote, market, distribute, offer for sale, sell, have sold, import, export or otherwise commercialize the Product, Radius shall have prior written approval of Eisai before granting such sublicense which approval shall not be unreasonably withheld, or delayed with such determination being made with reference to the following criteria with respect to the sublicensee: (1) whether such sublicensee has the financial resources to assume the obligations of Radius with respect to the rights that are the subject of the sublicense; and (2) whether such sublicensee has personnel with skill and experience adequate to perform the obligations of Radius that are the subject of the sublicense.  It is understood and agreed that Eisai may withhold such approval if (a) such sublicensee has any material and active litigations with Eisai; or (b) such sublicensee is a Japanese pharmaceutical company.  Eisai shall have twenty (20) business days to notify Radius whether it is granting or withholding its approval after Radius submits the identity of the proposed sublicensee and a summary of the material terms of the proposed sublicense agreement to Eisai, and if Eisai does not provide such notice within such 20-business day period, Eisai shall be deemed to have granted its approval; (b) Radius obtains each sublicensee’s written agreement to be subject to the same obligations as is Radius under the relevant terms of this Agreement (including Articles 6.1, 8.5, 9.5 and 11.1); (c) Radius shall remain responsible for the performance of all of its obligations under this Agreement, whether such obligations are performed by Radius, its Affiliates or any of its sublicensees;  (d) Radius shall pay Eisai [*] percent ([*]%) of upfront and milestone payments received from its sublicensees pursuant to Article 4.1; and (e) Eisai will retain a first negotiation right for all Asian countries set forth in Appendix B in the event that Radius wishes to find a partner for the Product solely for Asia.  For purposes of offering Eisai the right of first negotiation, Radius will provide Eisai with written notice.  Eisai shall within forty five (45) days from its receipt of such written notice notify Radius, in writing, whether it will exercise the right of first negotiation.  If Eisai indicates that it wishes to exercise such right, then the parties shall promptly engage in good faith negotiation of terms for a license agreement for Asian countries.  If the parties cannot negotiate mutually acceptable terms for an agreement within sixty (60) days following Eisai’s notice, and the parties are not willing to extend the period for negotiation, then Eisai’s right shall expire with respect to such opportunity and Radius may negotiate with a third party concerning such opportunity; provided, however, that any such agreement shall contain terms that are in the aggregate no less favorable to Radius than those last offered to Eisai.  No license is granted with respect to activities of Radius outside of the purposes as expressly provided in this Article 2.1.  Radius shall provide to Eisai a fully signed copy of all sublicense agreements, within thirty (30) days of executing the same.

2.2           Radius hereby grants Eisai, an exclusive license, under Radius Patents and Radius Know-How and Radius’ undivided interest in Joint Patents, without compensation, during the term of this Agreement, within Japan, to research, Develop, have Developed, manufacture, use, promote, market, distribute, offer for sale, sell, have sold, import and otherwise commercialize the Compound and/or Product.  The exclusive license set forth in the preceding sentence shall become non-exclusive and perpetual after the term of this Agreement.

2.3           It is acknowledged and agreed that Radius will use its trademark for Product in the Territory and will grant Eisai an exclusive license to use such trademark for Product in Japan without compensation during the term of this Agreement, but subject to Eisai’s compliance with the applicable Radius trademark usage

* Confidential Treatment Requested by the Registrant.  Redacted Portion Filed Separately with the Commission.

guidelines (to be provided to Eisai at the time the trademark is adopted by Radius in final format) and subject to Eisai’s compliance with the applicable Product approvals.  Eisai acknowledges that all right, title and interest in and to Radius’ trademarks, including all goodwill related thereto, are and shall remain owned solely and exclusively by Radius and that all usage of Radius’ trademarks by or on behalf of Eisai shall inure to the benefit of Radius.  The exclusive license set forth herein shall continue to be effective after the term of this Agreement, provided that Eisai will pay Radius royalty for such license of the trademark which amounts [*] percent ([*]%) of the net sales of the Product in Japan until such trademark expires in Japan.

ARTICLE 3

PRODUCT DEVELOPMENT

3.1           Radius shall, at its own expense, carry out all necessary pre-clinical and clinical studies related to Compound and/or Product required by the relevant authorities throughout the Territory to achieve Product registration for the Product in those countries within the Territory for which Radius believes it should obtain registrations for Product in at least the United States, the United Kingdom, France, Germany, Italy and Spain.  Radius shall use all its commercially reasonable efforts in developing Compound and/or Product in the Territory in accordance with its normal practices and procedures for pharmaceutical compounds having similar technical and commercial potential (taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved and profitability) and for which it has similar rights.

3.2           Radius shall use all its commercially reasonable efforts to obtain regulatory approvals for Product in the Territory as required for the manufacture, importation, marketing, promotion, pricing and sale of the Product(s) in those countries in the Territory where Radius seeks to market and sell Products.  Attainment and maintenance of regulatory approvals for Product in the

* Confidential Treatment Requested by the Registrant.  Redacted Portion Filed Separately with the Commission.

Territory shall be carried out by Radius.  Radius shall bear all other expenses which it incurs in the attainment and maintenance of regulatory approvals and price registration activities in the Territory.  Radius shall keep Eisai fully apprised of the status of regulatory approvals and price registrations in the Territory when it files for such approvals and when it receives such approvals.

3.3           The Parties intend and agree that the Development and commercialization of Products in the Territory shall be Radius’s responsibility and that Radius shall have full responsibility for, and control of, pre-clinical and clinical development and commercialization of Products in the Territory, including the authority to make all decisions, and undertake any actions necessary as a result of such decisions, regarding preclinical and clinical development plans and filing INDs and BLAs.  Notwithstanding the foregoing, Radius shall provide Eisai the opportunity to provide input and suggestions into matters relating to the Development of Products, and Radius shall not unreasonably refuse to consider such input and suggestions.

3.4           Attached as Appendix C is a plan detailing Radius’ projected activities to Develop Products in the Territory (the “Development Plan”).  On or before each anniversary of the Effective Date, Radius shall update, revise and present to Eisai the Development Plan during the term of this Agreement prior to establishment of the SC (as defined in Article 3.5).  Eisai shall comment upon each version of the Development Plan within sixty (60) days including whether it believes that the performance of the Development Plan is consistent with Radius’ obligations to use its commercially reasonable efforts in Developing Compound and/or Product in the Territory. After establishment of the SC, Radius shall update, revise and present to the SC the Development Plan and Eisai may comment upon each version of the Development Plan via its participation in the SC and at the next meeting of the SC.  If Eisai indicates that it does not believe performance of the Development Plan is consistent with Radius’ obligations to use its commercially reasonable efforts in Developing Compound and/or Product in the Territory, Eisai shall identify the actions or conduct that it would consider to be an acceptable remediation of such inconsistency.  Radius shall have ninety (90) days to deliver to Eisai a plan for remediation of such inconsistency as rapidly as practicable.  Following delivery of such plan, Radius shall use commercially reasonable efforts to carry out the plan and cure the inconsistency.  If Radius fails to deliver a plan for remediation within the 90-day period, or (ii) Radius fails to carry out the corrective plan or actions in accordance with such plan, Eisai may terminate this Agreement pursuant to Article 7.3.

3.5           Radius shall give a written report to Eisai on a quarterly basis with respect to the progress on the pre-clinical and clinical portions of the Development of Products in the Territory from the Effective Date.  If Eisai notifies Radius of its intent to Develop Products in Japan, within thirty (30) days of the date of the notice, the Parties will establish a Joint Steering Committee (the “SC”) to review progress on the pre-clinical and clinical portions of the Product Development contemplated by this Agreement. The purpose of the SC is to facilitate the exchange of information and the coordination between the Parties relating to the Development of Products, and to serve as a forum for Radius to keep Eisai updated with regard to the Development of Products in the Territory and Eisai to keep Radius updated with regard to the Development of Products in Japan (in the form of summaries of the Development plan, clinical design and strategy, etc.).  The SC will be composed of two representatives of each Party, who shall be appointed (and may be replaced at any time) by such Party on written notice to the other in accordance with this Agreement.  The SC will meet at least twice per year, or at any other frequency agreed by the SC.  The first meeting of the SC shall be held within ninety (90) days after establishing the SC.  Meetings may be held by telephone or video conference.  Minutes of all meetings of the SC shall be prepared by Radius within thirty (30) days after each meeting.

3.6           The quorum for SC meetings shall be two (2) members, provided there is at least one member from each of Eisai and Radius is present.  The SC will render decisions by unanimous vote.  Disagreements among the SC regarding the Program will be resolved via good-faith discussions; provided, that in the event of a disagreement or deadlock that cannot be resolved within thirty (30) days after the date on which the disagreement arose, Radius shall have the right to cast the tiebreaking vote and resolve the matter in the Territory and Eisai shall have the right to cast the tiebreaking vote and resolve the matter in Japan.

ARTICLE 4

PAYMENT

4.1           In consideration for the licenses set forth Article 2 herein, Radius shall pay Eisai the following nonrefundable milestone payments, regardless of whether or not Radius has sublicensed any of its rights under this Agreement:

Execution of this Agreement	US$0.5 million

Acceptance of IND submission	US$[*]

the first Phase I completion	US$[*]

the first Phase II completion	US$[*]

the first Phase III completion	US$[*]

US NDA approval for Planned Indication	US$[*]

EMEA marketing approval for Planned Indication	US$[*].

each US NDA approval for indication other than Planned Indication	US$[*]

each EMEA marketing approval for indication other than Planned Indication	US$[*]

Each milestone payment shall be due and payable within thirty (30) days after the achievement of the applicable milestone. The milestones shall be due only for the [*] Product that achieves the milestone regardless of the number of Products that achieve such milestone; provided, that if the [*] Product does not achieve any milestone(s), such non-achieved milestones shall be paid on any subsequent Product that achieves such milestone.

In addition, in the event that Radius grants the sublicenses to any third parties pursuant to Article 2, in consideration for the sublicenses set forth Article 2 herein, Radius shall pay Eisai [*] percent ([*]%) of upfront and

* Confidential Treatment Requested by the Registrant.  Redacted Portion Filed Separately with the Commission.

milestone payments received from such third parties within thirty (30) days after the receipt of such milestone payments.

All payments shall be paid by wire transfer of funds to an account at Eisai’s designated bank in Tokyo, and shall be paid in US dollars.

4.2           As consideration for the license under Eisai Patents and Eisai Know-How granted to Radius hereunder, Radius shall pay Eisai a royalty on Net Sales of the Product in the Territory as follows:

Portion of aggregate annual Net Sales	Royalty Rate

Less than US$ 250 million	[*]	%

Not less than US$ 250 million and less than US$ 500 million	[*]	%

Not less than US$ 500 million	[*]	%.

All royalties payable pursuant to this Article 4.2 shall be payable within sixty (60) days after the end of each Calendar Quarter based upon Net Sales of the Product in the Territory for such Calendar Quarter.  Net Sales of the Product for purposes of determining the applicable royalty rate for each unit of Product Sold in any Calendar Quarter will be calculated on a calendar year basis, with the aggregate Net Sales being reset to zero on January 1 of each year for sales during the following 12-month period.

4.3           Radius’ obligation to make royalty payments pursuant to Article 4.2 shall be reduced by [*] ([*]) percent of the otherwise applicable royalty rate under Article 4.2 in any country in the Territory with respect to the Product at such time as the last remaining Valid Claim in Eisai Patents expires, lapses or is invalidated in such country and the Product is not protected by data protection clauses.  In addition, Radius’ obligation to make royalty payments pursuant to Article 4.2 shall be reduced to [*] ([*]) in any country in the Territory with respect to the Product at such time as the last remaining Valid Claim in Eisai Patents expires, lapses or is invalidated in such country, the Product is not covered by data protection clauses and the sales of lawful generic version of the

* Confidential Treatment Requested by the Registrant.  Redacted Portion Filed Separately with the Commission.

Product account for [*] percent ([*]%) or more of the total sales of all pharmaceutical products containing Compound (including the Product) in such country during a Calendar Quarter.  Radius shall notify Eisai if Radius believes either of the adjustments specified in this Article 4.3 are applicable in a country within the Territory; if Eisai disputes Radius’ characterization of a country as one in which an Article 4.3 adjustment applies, the Parties shall resolve such matter in accordance with Article 14. The Net Sales in a country subject to an Article 4.3 adjustment shall be deducted from the Net Sales amount in Article 4.2 for the applicable Calendar Quarter(s).

4.4           Radius shall keep for at least three (3) years following the end of the calendar year to which they pertain complete and accurate records in sufficient detail to enable the royalties due to Eisai and Radius’ actual Production Cost to be determined.  Such records shall be prepared in accordance with Radius’ standard procedures.  Upon the request of Eisai, Eisai shall have the right, through an independent certified public accountant, to examine such records with respect to Net Sales and Radius’ actual Production Cost.  Radius shall permit independent certified public accountants selected by Eisai and reasonably acceptable to Radius to examine such books and records upon reasonable notice during normal working hours, for the purpose of verifying the reports, accountings and payments hereunder. Such examination right shall not be exercised more than once in any calendar year nor more than once in respect to any given payment period.  Eisai agrees to hold in confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Eisai to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law, regulation or judicial order. Such independent accountants shall agree in writing with Eisai to treat all records reviewed in the course of the audit or inspection as the confidential information of Radius and shall not disclose to Eisai any other data or other confidential information of Radius.  The opinion of such independent accountants regarding such reports, accountings and payments shall be binding on the Parties hereto.  The fees and expenses of the independent accountants shall

* Confidential Treatment Requested by the Registrant.  Redacted Portion Filed Separately with the Commission.

be paid by Eisai, except that if the opinion of the independent accountants shows that less than [*] ([*]) percent of the amounts of the royalties due to Eisai has been reported and paid, or that Supply Price of bulk Compound or the Semi-Product is substantially different from Radius’ actual Production Cost plus [*] ([*]) percent, such fees and expenses shall be paid by Radius.

4.5           All royalties shall be paid by wire transfer of funds to an account at Eisai’s designated bank in Tokyo, and shall be paid in US dollars.

4.6           Except for income taxes that may be assessed against Eisai, all payments by Radius to Eisai under Articles 4.1-4.3 of this Agreement shall be made without deduction for or on account of any tax or all tax.  All taxes in respect of payments under this Agreement shall be for the account of Radius, and will be borne and paid by Radius prior to the date on which penalties apply.  If Radius is compelled by law to make payment subject to any tax and Eisai does not actually receive on the due date a net amount equal to the full amount provided under this Agreement, Radius shall pay all necessary additional amounts to ensure receipt by Radius of the full amount so provided for under Articles 4.1-4.3, as applicable. The Parties will cooperate to minimize, to the extent legally permissible, the tax liabilities related to this Agreement.  Notwithstanding the foregoing, such cooperation shall not cause any adverse tax consequences to be incurred by either Party which would not have been incurred under the provisions of this Agreement, including this Article 4.6.

ARTICLE 5

PRODUCT SUPPLY

5.1           In the event that Eisai notifies Radius of its desire to purchase bulk substance of Compound from Radius, Radius shall supply Eisai with all amount of such bulk substance of Compound, which meets specifications for the Product determined by Radius in the course of its Development activities pursuant to this Agreement, required by Eisai for commercial sales of Product in Japan With respect to Eisai clinical development activities for Product in Japan, upon Eisai’s request, Radius shall supply Eisai the bulk substance of Compound for

* Confidential Treatment Requested by the Registrant.  Redacted Portion Filed Separately with the Commission.

the conduct of the Eisai Development activities in the amounts and at the times determined by the SC, having reference to the quantity of the bulk substance of Compound required for clinical trials in Japan.  Radius shall charge Supply Price for applicable bulk substance of Compound.  Radius shall ship such bulk substance of Compound, FOB point of manufacturing.

5.2           In the event that Eisai notifies Radius of its desire to purchase Semi-Product from Radius which meets specifications determined by Radius in the course of its Development activities pursuant to this Agreement, Radius shall supply Eisai with all amount of Semi-Product required by Eisai for commercial sales of Product in Japan.  With respect to Eisai clinical development activities for Product in Japan, upon Eisai’s request, Radius shall supply Eisai Semi-Product for the conduct of the Eisai Development activities in the amounts and at the times determined by the SC, having reference to the quantity of Semi-Product required for clinical trials in Japan.  Radius shall charge Supply Price for Semi-Product.  Radius shall ship such Semi-Product, FOB point of manufacturing.

5.3           The Parties agree that they shall, in good faith, discuss, negotiate and execute necessary agreements containing mutually acceptable terms, including but not limited to, a supply agreement for either bulk substance of Compound or Semi-Product as well as a quality control agreement of either bulk substance of Compound or Semi-Product, in the event that Eisai notifies Radius as set forth in Article 5.1 or 5.2.

5.4           As manufacturer of the Product, Radius shall be responsible for:  (a) the control of the quality of the Product promoted and sold under the Radius trademarks; as provided in Article 2.3; and (b) ensuring that all bulk substance of Compound or Semi-Product supplied to Eisai pursuant to this Article 5 shall be manufactured in accordance with the applicable good manufacturing practices (GMP) and shall meet the then applicable specifications for the bulk substance of Compound or Semi-Product; and Radius warrants that all bulk substance of Compound or Semi-Product supplied to Eisai pursuant to this Article 5 shall be manufactured in accordance with the applicable GMP and shall meet the then applicable specifications for the bulk substance of Compound or Semi-Product and will be free from defects in material and workmanship. Radius shall resolve any product liability issues in the Territory relating to the Product and shall resolve any product liability issues in Japan relating to the Product or the bulk substance of Compound or Semi-Product, as the case may be, supplied to Eisai pursuant to this Article 5 in the event and to the extent related to a breach of the warranty set forth in Article 5.4(b) at its own expense and subject to Article 5.5.

5.5           Radius’ obligations with respect to product liability in the Territory and Japan shall include the following responsibilities, each to be taken at Radius’ expense:

(a)  Radius shall report, at its expense, to appropriate authorities, in accordance with local requirements, all adverse events related to use of the Product in the Territory or Japan.  Eisai shall provide to Radius, upon Radius’ request, reasonable assistance in connection with the reporting of all of adverse events, responding to safety queries and assessing safety issues, in each case, to the extent related to the Product in Japan.  Adverse events shall be recorded in a single, centralized database, which shall be held and owned by Radius.  Radius will provide, upon request by Eisai, any safety information in Radius’ control and reasonably required by Eisai in connection with the development and commercialization of the Product in Japan and all reasonable assistance in responding to safety queries related to the Product and in assessing safety issues related to the Product in Japan.  Details of safety reporting activities relating to the Product will be addressed in a pharmacovigilance contract, which the Parties shall enter into after the Effective Date.

(b)  In the event that (i) Radius determines that an event, incident, or circumstance may result in the need for a recall or other removal of the Product or any lot or lots thereof from the market; (ii) any regulatory authority in the Territory threatens to remove a Product from the market; or (iii) any regulatory authority in the Territory requires distribution of a “Dear Doctor” letter or its equivalent regarding the use of Product, Radius shall promptly advise Eisai in writing, and shall provide Eisai with copies of all relevant correspondence, notices and the like.  Notwithstanding anything the contrary herein, Radius shall have final authority to make all decisions relating to any recall, market withdrawal or other corrective action with respect to the Product in the Territory. After establishing SC pursuant to Article 3.5, all decisions relating to any recall, market withdrawal or other corrective action with respect to the Product shall be decided by the SC as set forth in Article 3.6; provided that in the event that the Parties take different positions with respect to recall, market withdrawal or other corrective action with respect to the Product, then Radius shall have the right to cease supplying bulk substance of Compound or Semi-Product to Eisai for Japan if, after good faith discussions with Eisai, Radius reasonably believes that that continued supply to Eisai exposes Radius to liability as a result of its decision with respect to the Territory.  If Radius elects to cease supply, it will terminate supply in an orderly manner, as soon as practical and in accordance with a schedule agreed to by Eisai and Radius.  In the event of a recall, market withdrawal or other corrective action with respect to the Product in Japan, and at Radius’ request, Eisai shall provide reasonable assistance to Radius, at Radius’ cost and expense, in conducting any such recall, market withdrawal or other corrective action with respect to the Product in Japan.

5.6           THE WARRANTY IN SECTION 5.4(b) IS IN LIEU OF ANY OTHER WARRANTY WITH RESPECT TO THE PRODUCT, BULK SUBSTANCE OF COMPOUND OR SEMI-PRODUCT SUPPLIED BY RADIUS HEREUNDER, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE).

ARTICLE 6

PATENTS AND KNOW-HOW

6.1           This Agreement does not convey to Radius any rights in any Eisai Know-How or Eisai Patents by implication, estoppel or otherwise except for the rights expressly granted in Article 2.1 and Article 6.  Sole and excusive title to all Eisai Know-How and Eisai Patents shall at all times remain vested in Eisai. This Agreement does not convey to Eisai any rights in any Radius Know-how or Radius Patents by implication, estoppel or otherwise except for the rights expressly granted in Article 2.3 and Article 6 and Article 8.3.  Sole and exclusive title to all Radius Know-How and Radius Patents shall at all times remain vested in Radius.

6.2           Notwithstanding the Article 6.1 above, Eisai and Radius shall share all preclinical and clinical data, including safety data post-approval.  All such data generated by Radius shall be owned by Radius; provided that Eisai can access and use such data which Eisai reasonably deems to be necessary for the registration of the Product in Japan without compensation.  All such data generated by Eisai in Japan shall be owned by Eisai; provided that Radius can access and use such data without compensation.

6.3           Each Party shall promptly notify the other of any invention made by its employees, agents or independent contractors regarding (i) Compound (including, without limitation, intermediates and prodrugs), (ii) new form, use, manufacture, composition of Compound (including intermediates and prodrugs), or (iii) any improvements on Compound and/or Product.  Each Party shall not take any steps with respect to filing such invention before the ownership of such invention is determined by the Parties through good faith consultation using the procedure set forth in Article 6.4.

6.4           Upon the notice as provided in Article 6.3, the Parties shall promptly consult in good faith to determine the ownership of such invention.  Any invention disclosed pursuant to Article 6.3 shall be jointly owned by the Parties, regardless of which Party employs the inventor(s) of such invention (“Joint Invention”), provided that such invention may be solely owned by one Party if such invention was made by such Party without any use of confidential information (as described in Article 10.2) provided by the other Party.

6.5           Upon the request of Radius, Eisai shall disclose the complete texts of Eisai Patent.  Radius shall have the right to review with Eisai’s prior written consent which shall not be unreasonably withheld, all information received by Eisai concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving an Eisai Patent anywhere in the world.  Radius shall hold all information disclosed to it under this Article 6.5 as confidential subject to the Article 10.

6.6           Upon the request of Eisai, Radius shall disclose the complete texts of Radius

Patent.  Eisai shall have the right to review with Radius’ prior written consent which shall not be unreasonably withheld, all information received by Radius concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving an Radius Patent anywhere in the world.  Eisai shall hold all information disclosed to it under this Article 6.6 as confidential subject to the Article 10.

6.7           Eisai shall have the sole right and authority to prepare, file, prosecute, maintain and obtain extensions of all patent applications and patents included within Eisai Patents in Japan and the Territory.  Eisai shall use all commercially reasonable efforts to prosecute and maintain all patent applications and patents included within Eisai Patents.  Radius shall reimburse Eisai for fifty (50) percent of Eisai’s actual external costs and expenses incurred after the Effective Date with respect to prosecuting and maintaining such Eisai Patents in the Territory.  Eisai shall promptly furnish or have furnished to Radius copies of all patents, patent applications, substantive patent office actions, and substantive responses received or filed in connection with such applications for Eisai Patents and use reasonable efforts to solicit Radius’ advice and review of Eisai Patents and material prosecution matters related thereto in reasonable time prior to filing thereof, and Eisai shall consider in good faith Radius’ reasonable comments and suggestions related thereto, which comments and suggestions shall be provided to Eisai without any delay.  Eisai is not required to have English translations of the records provided to Radius for that purpose but shall provide copies of all correspondence and documents that are provided to it in English from patent officials or outside counsel.  Eisai agrees to grant to Radius the right to assume responsibility for any of Eisai Patents or any part of Eisai Patents which Eisai determines in its sole discretion to abandon or otherwise cause or allow to be forfeited.  Such grant shall be made in writing and shall not be inferred from the circumstances.

6.8           Radius shall have the sole right and authority to file, prosecute, maintain and obtain extensions of all patent applications and patents included within Radius Patents in Japan and the Territory.  Radius shall use all commercially reasonable efforts to prosecute and maintain all patent applications and patents included within Radius Patents. Radius shall promptly furnish or have furnished to Eisai copies of all patents, patent applications, substantive patent office actions, and substantive responses received or filed in connection with such applications for Radius Patents and use reasonable efforts to solicit Eisai’s advice and review of Radius Patents and material prosecution matters related thereto in reasonable time prior to filing thereof, and Radius shall consider in good faith Eisai’s reasonable comments and suggestions related thereto, which comments and suggestions shall be provided to Radius without any delay.  Radius is not required to have English translations of the records provided to Eisai for that purpose but shall provide copies of all correspondence and documents that are provided to it in English from patent officials or outside counsel.  Radius agrees to grant to Eisai the right to assume responsibility for any of Radius Patent or any part of Radius Patent which Radius intends to abandon or otherwise cause or allow to be forfeited.  Such grant shall be made in writing and shall not be inferred from the circumstances.

6.9           With respect to any potentially patentable Joint Invention, the Parties shall meet and agree upon whether and when such Joint Invention is filed as patent application (any such patent application and any patents issuing therefrom “Joint Patents”) , using outside legal counsel selected by Eisai and Radius.  Such outside counsel shall be responsible to both Radius and Eisai, and shall use reasonable efforts to solicit both Radius’ and Eisai’s advice on material prosecution matters related thereto. It is the intention of the Parties that, unless otherwise agreed, Radius shall bear the costs and expenses incurred with respect to the prosecution of such patent applications in the Territory and Eisai shall bear the costs and expenses incurred with respect to the prosecution of such patent applications in Japan, except as otherwise provided below.  The Party that bears such costs and expenses (the “Prosecuting Party”) shall provide the other Party reasonable opportunity to review and comment on such prosecution efforts regarding the applicable Joint Patents in the particular jurisdictions, and such other Party shall provide the Prosecuting Party reasonable assistance in such efforts.  The Prosecuting Party shall provide the other Party with a copy of all material communications from any patent authority in the applicable jurisdictions regarding the Joint Patent being prosecuted by such Party, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses.  In particular, each Prosecuting Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority.  Neither Party shall grant any third party(ies) the right to practice the Joint Patents or any Joint Inventions without prior consent of the other Party anywhere in the world.  Any royalty from such third parties shall be distributed to the Parties and each Party is entitled to obtain no less than [*] ([*]) percent of such royalty.  Either Party may determine that it is no longer interested in supporting the continued prosecution or maintenance of a particular Joint Patent in a country or jurisdiction, in which case:  (i) such Party shall, if requested in writing by the other Party, assign its ownership interest in such Joint Patent in such country or jurisdiction to the other Party for no additional consideration, and (ii) if such assignment is so effected, any such Joint Patent would thereafter be deemed a Radius Patent in the case of assignment to Radius, or a Eisai Patent in the case of assignment to Eisai.

6.10         The Parties will discuss and recommend for which, if any, of the patents within the Eisai Patents, Radius Patents and Joint Patents in the world the Parties should seek patent term extensions in the world.  Radius in the case of the Radius Patents, and Eisai in the case of the Eisai Patents, shall have the final decision-making authority with respect to applying for any such patent term extensions in the world, and will act with reasonable promptness in light of the development stage of Products to apply for any such patent term extensions.  If in a particular country or jurisdiction in the world only one such patent can obtain a patent term extension, then the Parties will consult in good faith to determine which such patent should be the subject of efforts to obtain a patent term extension.  The Party that does not apply for an extension hereunder will cooperate fully with the other Party in making such filings or actions, for

* Confidential Treatment Requested by the Registrant.  Redacted Portion Filed Separately with the Commission.

example and without limitation, making available all required regulatory data and information and executing any required authorizations to apply for such patent term extension.

6.11         In the event that a third party sues either Party, its Affiliates, licensees or sublicensees for patent infringement involving the manufacture, use, sale, distribution or marketing of Product anywhere in the world, the Party sued shall promptly notify the other Party with regard to such action.  With respect to the defense of any such action in the Territory, the Party sued shall be wholly responsible for the defense of such action and shall bear all costs and expenses associated therewith.  In any event, the Party sued shall have the right to request, solely at its own expense, the other Party to assist and cooperate in connection with the defense of such suit.  Upon such request, the other Party shall use all reasonable efforts to assist and cooperate in connection with the defense of such suit.

6.12         In the event that either Party becomes aware of actual or threatened infringement of Eisai Patents, Radius Patents or Joint Patents anywhere in the world, it shall promptly notify the other Party thereof in writing, which such notice shall include all information available to the notifying Party regarding such alleged infringement. With respect to infringement of Eisai Patents anywhere in the world, Eisai shall have the first right (but not the obligation) to pursue any and all injunctive, compensatory and other remedies (collectively, “Remedies”) against the infringing third party.  Eisai shall have a period of forty (45) days after delivery to it of such notice and information to elect to so enforce such Eisai Patents.  In the event Eisai does not so elect, it shall so notify Radius in writing within such 45-day period, and Radius shall have the right to commence a suit or take action to enforce the applicable Eisai Patents against such infringing third party in the Territory.  In the event Eisai has a reasonable business basis not to enforce such Eisai Patents in the Territory, with the determination of reasonableness taking into account the costs of such litigation, its likelihood for success, the potential damages or settlement recovery, and the potential for exposure to counterclaims and defenses against Eisai with respect to the validity of the Eisai Patents, it shall provide Radius such basis in writing within such forty five (45) day period, in which case Radius shall not have such enforcement right in the Territory; provided that, if the Parties discuss in good faith and agree that there could have a big negative impact on the Net Sales by such infringement, Radius shall thereafter be entitled to the royalty adjustment(s) described in Article 4.3 with respect to the applicable country(ies) where such infringement exists as if no patent protection or data protection clauses are in effect for such country(ies).  The Party pursuing Remedies pursuant to this Article 6.12 in respect of Eisai Patents, Radius Patents or Joint Patents shall bear its own costs and expenses relating to such pursuit.

Any damages and other amounts collected in any suit or the settlement thereof  that is the subject of this Article 6.12 shall be distributed first, to the Party that pursued Remedies to cover its costs and expenses and, second, to the other Party to cover its unreimbursed costs and expenses, if any, relating to the pursuit of such Remedies.  The balance, if any remaining after the Parties have been compensated for expenses shall be distributed: (a) to Radius in an amount equal to its lost profits or a reasonable royalty on the sales of the infringer with respect to activity in the Territory (whichever measure the court or settlement agreement uses to determine damages); and (b) to Eisai in an amount equal to its lost profits or a reasonable royalty on the sales of the infringer with respect to activity in Japan (whichever measure the court or settlement agreement uses to determine damages). The balance, if any, remaining after Radius has been compensated for lost profits or lost sales and Eisai has been compensated for lost royalties with respect to infringement in the Territory and Eisai has been compensated for lost profits or lost sales in Japan shall be distributed:  (i) [*] ([*]) percent to Radius and [*] ([*]) percent to Eisai in case of Radius pursuing Remedies, and (ii) [*] ([*]) percent to Eisai and [*] ([*]) percent to Radius in case of Eisai pursuing Remedies.

With respect to infringement of Radius Patents anywhere in the world, Radius shall have the first right (but not the obligation) to pursue any and all

* Confidential Treatment Requested by the Registrant.  Redacted Portion Filed Separately with the Commission.

Remedies against the infringing third party.  Radius shall have a period of forty five (45) days after delivery to it of such notice and information to elect to so enforce such Radius Patents.  In the event Radius does not so elect, it shall so notify Eisai in writing within such 45-day period, and Eisai shall have the right to commence a suit or take action to enforce the applicable Radius Patents against such infringing third party in Japan.  In the event Radius has a reasonable business basis not to enforce such Radius Patents in Japan, with the determination of reasonableness taking into account the costs of such litigation, its likelihood for success, the potential damages or settlement recovery, and the potential for exposure to counterclaims and defenses against Radius with respect to the validity of the Radius Patents, it shall provide Eisai such basis in writing within such forty five (45) day period, in which case Eisai shall not have such enforcement right in Japan.

In the event that a third party infringes any Joint Patents, Radius shall have the first right (but not the obligation) to pursue Remedies against the infringing third party if such infringement is conducted in the Territory, and Eisai shall have the first right (but not the obligation) to pursue Remedies against the infringing third party if such infringement is conducted in Japan.

In any event as set forth in this Article 6.12, upon request from the other Party, Eisai and Radius shall assist one another and cooperate in the pursuit of Remedies, including without limitation joining such action as a party plaintiff if required by applicable law to pursue such action, without charge to the other Party for costs and expenses incurred thereby.

6.13         The Parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning the Product.  Neither Party shall enter into any settlement or consent judgment or other voluntary final disposition of any suit defended or action brought pursuant to Article 6.12 without the other Party’s prior written consent, which consent shall not be unreasonably withheld.

ARTICLE 7

TERM AND TERMINATION

7.1           The term of this Agreement shall be determined on a country by country basis, and for each country shall come in effect on the Effective Date and, unless earlier terminated hereunder, shall terminate upon the later of:  (a) the tenth (10) anniversary of date of commercial launch of the Product in that country, or (b) the last remaining Valid Claim in Eisai Patents expires, lapses or is invalidated in that country, the Product is not covered by data protection clauses, and the sales of lawful generic version of the Product account for twenty five percent (25%) or more of the total sales of all pharmaceutical products containing Compound (including the Product) in that country.  Provided the license to Radius has not previously been terminated under this Agreement, upon expiration of the royalty obligations as to any Product in any country in the Territory, Radius shall thereafter have in perpetuity a fully paid up, royalty-free, non-exclusive license in that country to use the Eisai Know-how to use, market and sell that Product in such country without any accounting to Eisai.

7.2           This Agreement can be terminated by Radius, upon sixty (60) days’ prior written notice to Eisai, as a whole in the Territory, based on a reasonable determination, using the same standards Radius would use in assessing whether or not to continue development and marketing of a product of its own making or to which it had similar rights, that the medical/scientific, technical, regulatory or commercial profile of the Product does not justify continued development or marketing of the Product.  Otherwise, neither Party has any right to terminate without the other Party’s consent except as specified in this Article 7.

7.3           This Agreement can be terminated by Eisai on a country by country basis at any time prior to the date on which Radius has filed for either a FDA NDA approval or a EMEA marketing approval with respect to a Product, upon ninety (90) days’ prior written notice to Radius in the event that Radius is not using its commercially reasonable efforts to Develop the Product in the Territory, unless such default is cured within such 90-day period (or, if such breach is not capable of being cured within such 90-day period, within such amount of time as may be reasonably necessary to cure such breach, so long as Radius is making diligent efforts to do so.  Any termination pursuant to this Article 7.3 shall be based on Eisai’s good faith determination that Radius has not used its commercially reasonable efforts to Develop the Product in the Territory having reference to prevailing principles and time scales associated with the Development, clinical testing and government approval of products of a like nature to such Products.

7.4           If either Party fails to perform, in any material respect, covenants or provisions of this Agreement and if such default is not corrected within sixty (60) days after receiving written notice from the other Party with respect to such default, such other Party shall have the right to terminate this Agreement by giving written notice to the other Party in default.  There shall be no waiver of default or impairment of the right to give notice implied by failure to give notice in any period.

7.5           If, at any time, either Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of receiver or trustee of the Party or of its assets, or if either Party proposes a written agreement of composition or extension of its debts, or if either Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if either Party shall propose or be a Party to any dissolution or liquidation, or if either Party shall make an assignment for the benefit of creditors, the other Party may terminate this Agreement.

7.6           Radius shall notify Eisai in advance if Radius proposes to be acquired by or to transfer all of its pharmaceutical business assets (or an essential part of such assets) or fifty (50) percent or more of its voting stock to any third party person or organization, or to otherwise come under the control of, such a person or organization, whether resulting from merger, acquisition, consolidation or otherwise.  Eisai shall have twenty (20) business days following the receipt of such notice from Radius to notify Radius whether Eisai will deem the proposed change a termination event based on the criteria listed in items (1)-(3) below as well as the criteria listed in items (a)-(b) below and if Eisai does not provide such notice within such 20 business day period it will be deemed to have agreed that such change will not entitle Eisai to seek termination under this Article 7.6.  In the event that Radius gives such prior notice and is notified by Eisai that Eisai will deem the proposed change a termination event or Radius without giving such prior notice is acquired by or transfers all of its pharmaceutical business assets or an essential part of such assets to, or if fifty (50) percent or more of its voting stock is acquired by, or otherwise comes under the control of, a person or an organization, whether resulting from merger, acquisition, consolidation or otherwise, Radius shall promptly notify Eisai of such change and Eisai shall have the right to terminate this Agreement with notice to Radius delivered within thirty (30) days of the occurrence of such change in the event that Eisai reasonably determines that the person or organization assuming control of Radius is not able to perform this Agreement with the same degree of skill and diligence that Radius shall use, such determination being made with reference to the following criteria with respect to the person or organization assuming control of Radius: (1) whether such person or organization has the financial resources to assume the obligations of Radius with respect to Development and commercialization of Products; (2) whether such person or organization has personnel with skill and experience adequate to assume the obligations of Radius with respect to Development and commercialization of Products at the stage of Development and commercialization as of the date of such change; and (3) whether such person or organization expressly assumes all obligations imposed on Radius by this Agreement in writing and agrees to dedicate personnel and financial resources to the Development and commercialization of the Product that are at least as great as those provided by Radius.  Radius shall give Eisai information by which Eisai can reasonably determine whether such person or organization satisfies the above criteria together with the notice of such change.  It is understood and agreed that notwithstanding the above criteria listed in (1)-(3),

Eisai shall have the right to terminate under this Article 7.6 if: (a) such person or organization has any material and active litigations with Eisai; (b) such person or organization is a Japanese pharmaceutical company; or (c) such person or organization is a hostile takeover bidder against Radius which has not been approved by the Board of Directors of Radius as constituted immediately prior to such change of control.  It is understood and agreed that an underwritten public offering of Radius’ common stock pursuant to a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, will not be considered a change of control triggering a termination right under this Article 7.6.

ARTICLE 8

RIGHTS AND DUTIES UPON TERMINATION

8.1           Upon termination of this Agreement, Eisai shall have the right to retain any sums already paid by Radius hereunder, and Radius shall continue to be obligated to pay all sums accrued hereunder at the time of termination which are then due.

8.2           Upon termination of this Agreement for any reason except material breach by Eisai, Radius shall notify Eisai of the amount of Product Radius then have on hand, the sale of which would, but for termination, be subject to royalty, and Radius shall thereupon be permitted to sell that amount of Product provided that Radius shall pay the royalty thereon at the time herein provided for.

8.3           In either case that Radius terminates this Agreement in accordance with Article 7.2 or that Eisai terminates this Agreement in accordance with Article 7.3, 7.4, 7.5 or 7.6, Radius shall provide or transfer to Eisai all technical information and know-how categorized as Radius Know-How which it possesses at the time of the termination in a timely manner.  Thereafter, Eisai shall have a worldwide, royalty-free and perpetual license, under Radius Patents and Radius Know-How, to develop, manufacture, have manufactured, import and sell Compound and Product.  In addition to the license to Radius

Patents and Radius Know-How, Eisai will have the option to assume, to the extent transferable, any third party licenses and agreements relating to the Product without compensation to Radius; this right is independent and subordinate to the rights of such each sublicensee under Article 8.5.

8.4           Termination of this Agreement shall terminate all outstanding rights and obligations between the Parties arising from this Agreement except those described in this Article 8 as well as Articles 1, 4, 5.4 (solely with respect to Product or Semi-Product or bulk Compound material provided by Radius through the date of termination), 5.6 (solely with respect to Product or Semi-Product or bulk Compound material provided by Radius through the date of termination), 6.1, 6.4 (second, third and fourth sentences), 9, 10.2, 11 (solely with respect to Product or Semi-Product or bulk Compound material provided by Radius through the date of termination), and 13-16.

8.5           In the event the licenses granted to Radius under this Agreement terminates for any reason, each of Radius’ sublicensees at such time shall continue to have the rights and license set forth in their sublicense agreements, provided that such sublicensee agrees in writing that:  (a) Eisai is entitled to enforce all relevant provisions directly against such sublicensee; and (b) Eisai shall not assume, and shall not be responsible to such sublicensee for, any representations, warranties or obligations of Radius to such sublicensee other than to permit such sublicensee to exercise any rights to the Eisai Patents and Eisai Know-How and Eisai’s undivided interest in Joint Patents that are sublicensed under such sublicense agreement consistent with the terms of Article 2.1 of this Agreement.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1           As of the Effective Date, Eisai warrants to Radius that it has the exclusive rights to license the entire right, title and interest in Eisai Patents and Eisai Know-How and has the right to enter into this Agreement and to make the promises set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence in breach of the provisions of this Agreement.  As of the Effective Date, Radius warrants to Eisai that it has the right to enter into this Agreement and to make the promises set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence in breach of the provisions of this Agreement.

9.2           As of the Effective Date, Eisai warrants to Radius that, to the best of its knowledge, no Eisai Patents has or will be obtained through any intentional activity, omission or representation by Eisai that would limit or destroy the validity and/or enforceability of Eisai Patents, and Eisai has no knowledge or information as of the Effective Date that would have a material adverse effect on the validity and/or enforceability of any Eisai Patent.

9.3           Each Party represents and warrants to the other Party as of the Effective Date that the performance by such Party of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach of any other material agreement or understanding, written or oral, to which it is a party.

9.4           Eisai represents and warrants to Radius as of the Effective Date that there are no adverse proceedings, claims or actions pending, or to the best of Eisai’s knowledge, threatened, relating to any Eisai Patent and Eisai know-How and at the time of disclosure and delivery thereof to Radius, Eisai shall, to the best of its knowledge, have the full right and legal capacity to disclose and deliver the Eisai Patents and Eisai Know-How without violating the rights of any third parties.

9.5           Except for the express warranties in this Article 9 and Article 5.4(b), neither Party makes any warranties, express or implied, in fact or by operation of law, statutory or otherwise.  Each Party specifically disclaims any implied warranty of merchantability or fitness for a particular purpose.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY HERETO OR TO ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR INCIDENTAL DAMAGES ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZES REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME EXCEPT AS SET FORTH IN

ARTICLE 12.

ARTICLE 10

EXCHANGE OF INFORMATION AND CONFIDENTIALITY

10.1         During the term of this Agreement, Eisai shall promptly inform Radius of Eisai Know-How that may become known to it and information that it obtains or develops regarding the utility or safety of Compound or Product.  During the term of this Agreement, Radius shall promptly inform Eisai of Radius Know-How and information that Radius obtains, knows or develops regarding Compound or Product.

10.2         During the term of this Agreement and for ten (10) years thereafter, Eisai and Radius shall not use for any purpose other than this Agreement and shall not reveal or disclose to third parties the subject matter of this Agreement and any confidential information received as confidential from the other Party or otherwise developed by either Party in the performance of activities in furtherance of this Agreement without first obtaining the written consent of the other Party.  This limitation shall not apply to information in the event and to the extent that receiving Party can demonstrate by competent written proof that such information

(i)            was in the possession of receiving Party at the time of disclosure by the disclosing Party;

(ii)           was publicly known prior to the time of disclosure to receiving Party;

(iii)          became publicly known after disclosure to receiving Party through no action or inaction of receiving Party;

(iv)          was independently discovered or developed by receiving Party without the aid, application, or use of information received from the disclosing Party;

(v)           was obtained with prior written consent of providing Party which allows disclosure; or

(vi)          is required by law, regulation or court order to be disclosed; provided that receiving Party agrees to provide providing Party with prompt notice of such request so that providing Party will have an opportunity to limit obtain appropriate protective order regarding such disclosure.  Receiving Party agrees to cooperate with providing Party at providing Party’s expense, in any lawful effort to contest the requirement of such disclosure.  The portion of such information that remains publicly undisclosed after such disclosure shall not be used for other than this Agreement and shall be treated in confidence.

Any confidential information disclosed by each Party hereunder may be used only by employees of the other Party or its affiliates who agree to be bound by a confidentiality obligation hereunder and who have a genuine need to know such information for the purposes permitted by this Agreement.  The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such confidential information is granted.

10.3         Nothing herein shall be construed as preventing either receiving Party from using and disclosing any confidential information received from the other Party as necessary (a) in filing or prosecuting patent applications and prosecuting or defending litigation in accordance with Article 6; (b) in connection with the initiation and conduct of clinical trials; (c) in conducting research and development in accordance with this Agreement including with third party collaborators (if such collaborators are subject to written confidentiality agreements with such Party; and (d) to its Affiliate or distributor, provided that such Affiliate or distributor has undertaken a similar obligation of confidentiality with respect to the confidential information.

10.4         No public announcement or other disclosure to any third party concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by either Party to this Agreement, except as may be legally required or as may be required for recording purposes, without first obtaining the approval of the other Party and agreement upon the nature and text of such announcement or disclosure.  The Party desiring to make any such public announcement or other disclosure (pursuant to legal requirement, for recording purposes or otherwise) in reasonably sufficient time prior to public release, and shall provide the other Party with a written copy of the proposed public statement, in order to allow such other Party to comment upon such announcement or disclosure.  Notwithstanding the foregoing, the parties will agree upon a press release to announce the execution of this Agreement.  The press release at the execution of this Agreement will be substantially in the form set out in Schedule 10.4.  Thereafter, either Party may disclose the information contained in such press release without the need for further approval by the other Party; provided, that it is understood and agreed that “new” information concerning this Agreement may not be included in such press release without compliance with the first two sentences of this Article 10,4.

10.5         Each Party agrees that it shall not publish or present to the public the results of non-clinical scientific studies or clinical trials related to the Product without the opportunity for prior review by the other Party.  If a Party (the “Publishing Party”) wishes to publish or to present to the public such results, then it shall provide the other Party (the “Non-Publishing Party”) the opportunity to review any of the Publishing Party’s proposed abstracts, manuscripts or presentations (including verbal presentations) which relate to the Product at least forty-five (45) days prior to its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time to secure patent protection for any material in such publication which it believes to be patentable.  Both parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications.  The parties agree to review and consider delay of publication and filing of patent applications under certain circumstances.  Neither Party shall have the right to publish or present to the public confidential information of the other Party, except as permitted under Articles 10.2 or 10.3.  Nothing contained in this Article 10.5 shall prohibit the inclusion of the results of non-clinical scientific studies or clinical trials related to the Product necessary for a patent application, provided that the non-filing Party is given a reasonable opportunity to review the draft of such patent application prior to submission of such patent application. Notwithstanding anything to the contrary herein, either Party may publish information about the clinical trials performed or to be performed on the Product without the need to obtain the other Party’s approval (provided, however, that such Party will use reasonable efforts to inform the other Party and to allow the other Party to comment on the disclosure), to the extent that such disclosure is required, in the disclosing Party’s reasonable opinion, to comply with applicable laws, regulations, guidelines and/or formal position papers of recognized pharmaceutical industry associations or medical journals or such Party’s standard business practice with respect to similar disclosure of clinical trial information.  It is understood and agreed that the exception specified in the preceding sentence shall not permit either Party to disclose any material that is patentable without first complying with the procedures set forth in the second sentence of this Article 10.5.

ARTICLE 11

INDEMNIFICATION

11.1         Radius shall indemnify and hold harmless Eisai, its officers, directors, shareholders, employees, successors and assigns from any loss, damage, or liability, including attorney fees, resulting from any claim, complaint, suit, proceeding or cause of action against any of them by a third party arising out of or resulting from: (i) the negligence, recklessness or intentional acts or omissions of Radius, its Affiliates, and licensees, and their respective directors, officers, employees, and agents; (ii) any breach of a representation, warranty, covenant or agreement of Radius hereunder including but not limited to the warranty under Article 5.4(b); and (iii) any personal injury, including death, brought by or on behalf of an injured party; loss of service or consortium or a similar such claim, complaint, suit, proceeding or cause of action brought by a spouse, relative or companion of an injured party due to such physical injury or death and arising out of the labeling, packaging, package insert, other materials or promotional claims with respect to any Product in the Territory by Radius or by an Affiliate, licensee, sublicensee, distributor or agent of Radius; and provided:

(a)   Radius shall not be obligated to indemnify or hold harmless Eisai under this Article 11.1 to the extent that:

(i)	such claim arose out of or was the result of the negligence, recklessness, or willful misconduct or intentional acts or omissions of any employee or agent of Eisai; or

(ii)	the injury was the result of any defect attributable to the act or failure to act by Eisai; and

(b)   Radius shall not have any obligation to indemnify or hold harmless Eisai under this Article 11.1 unless (i) Eisai gives Radius prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified under this Agreement, (ii) Radius is given the opportunity to assume full authority and control over the defense, including settlement (provided that any settlement shall not result in any remaining obligation or liability on the part of Eisai), against such claim or lawsuit or other action, and (iii) Eisai cooperates fully with Radius and its agents in defense of the claims or lawsuit or other action; and

(c)   Eisai shall have the right to participate solely at its own expense, in the defense of any such claim, complaint, suit, proceeding and its agents in d or cause of action, including any settlement or other disposition thereof, for which Eisai seeks indemnification under this Agreement.

11.2         Eisai shall indemnify and hold harmless Radius, its officers, directors, shareholders, employees, successors and assigns from any loss, damage, or liability, including attorney fees, resulting from any claim, complaint, suit, proceeding or cause of action against any of them by a third party arising out of or resulting from: (i) the negligence, recklessness or intentional acts or omissions of Eisai, its Affiliates, and licensees, and their respective directors, officers, employees, and agents; (ii) any breach of a representation, warranty, covenant or agreement of Eisai hereunder; and (iii) any personal injury, including death, brought by or on behalf of an injured party; loss of service or consortium or a similar such claim, complaint, suit, proceeding or cause of action brought by a spouse, relative or companion of an injured party due to such physical injury or death and arising out of the labeling, packaging, package insert, other materials or promotional claims with respect to any Product in Japan by Eisai or by an Affiliate, licensee, sublicensee, distributor or agent of Eisai; and provided:

(a)   Eisai shall not be obligated to indemnify or hold harmless Radius under this Article 11.1 to the extent that:

(i)	such claim arose out of or was the result of the negligence, recklessness, or willful misconduct or intentional acts or omissions of any employee or agent of Radius; or

(ii)	the injury was the result of any defect attributable to the act or failure to act by Radius; and

(b)   Eisai shall not have any obligation to indemnify or hold harmless Radius under this Article 11.2 unless (i) Radius gives Eisai prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified under this Agreement, (ii) Eisai is given the opportunity to assume full authority and control over the defense, including settlement (provided that any settlement shall not result in any remaining obligation or liability on the part of Radius), against such claim or lawsuit or other action, and (iii) Radius cooperates fully with Eisai and its agents in defense of the claims or lawsuit or other action; and

(c)   Radius shall have the right to participate solely at its own expense, in the defense of any such claim, complaint, suit, proceeding and its agents in d or cause of action, including any settlement or other disposition thereof, for which Radius seeks indemnification under this Agreement.

ARTICLE 12

FORCE MAJEURE

12.1         If the performance of any Party of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any casualties or contingencies beyond the control of the Parties and their suppliers, including Acts of God, government regulations, laws, orders or decrees, labor disputes, floods, fires, civil commotion, embargoes, quotas, shortage of labor or materials or any delays in transportation or detention by customs and health authorities which are also beyond the control of the Parties and their suppliers, unless conclusive evidence to the contrary is provided, the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.  When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

ARTICLE 13

GOVERNING LAW

13.1         This Agreement shall be governed by and interpreted in accordance with the domestic substantive law of New York, U.S.A. to the exclusion of any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction.  Notwithstanding the foregoing, the Parties shall use United States (Federal) patent laws, as applicable, for purposes of governing and construing Articles 6.3-6.4 of this Agreement.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

ARTICLE 14

DISPUTE RESOLUTION

14.1         In the event a dispute (“Dispute”) arises between the Parties arising out of relating to this Agreement, the Parties shall use all reasonable efforts to resolve the Dispute through direct discussions for a period of sixty (60) days.  Subsequent to such sixty (60) day period, any issue which has not been amicably resolved by such settlement discussions shall be referred to the respective Chief Executive Officers (“CEOs”) of the Parties for final resolution, by which both Parties shall be bound.  If CEOs cannot reach an agreement on such issue within fourteen (14) days after such referral, either Party may resort to the binding arbitration procedures set out in Article 14.2.

14.2         If the Parties are unable after exerting all reasonable efforts to resolve a Dispute between the Parties, the Dispute shall be resolved through binding arbitration on the following basis:

(a)   If a Dispute arises between the Parties, the place of arbitration shall be Tokyo, Japan, if demand for arbitration is made by Radius, and Cambridge, MA, U.S.A, if demand for arbitration is made by Eisai.

(b)   The arbitration shall be conducted by a panel of three arbitrators under the Rules of Arbitration of the International Chamber of Commerce.  Each Party shall appoint one arbitrator and the other one arbitrator shall be appointed by the arbitrators appointed by the Parties.

(c)   The language to be used in the arbitration shall be English.

(d)   The arbitration award shall be rendered in writing and shall state the reasons for the award, and shall be final and binding upon the Parties.

(e)          Judgment on any award shall be entered by any court of competent jurisdiction, or application may be made to such a court for judicial acceptance of the award and any appropriate order including enforcement.

(f)    Each Party shall bear its own expenses and attorney’s fees in connection with the arbitration and the fees and expenses payable with respect to the arbitration shall be borne by the Party losing the case.

(g)   The arbitrators shall apply the substantive laws of New York when construing this Agreement and attempting to resolve any dispute, without regard for any choice or conflict of laws rule or principle that would result in the application of the substantive law of any other jurisdiction. Except as otherwise required by applicable law, the Parties and the arbitrators shall maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.

(h)   The arbitrators shall not have the authority to award exemplary or punitive damages, and the Parties expressly waive any claimed right to such damages.

ARTICLE 15

SEPARABILITY

15.1         In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

15.2         If any terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and the Parties shall consult with one another in order to reach a new agreement that conforms with the applicable statute or rule of law in the relevant jurisdiction.  In case the Parties fail to reach such separate agreement, either Party shall have the right to terminate the obligations and rights under this Agreement in such jurisdiction.

ARTICLE 16

ENTIRE AGREEMENT

16.1         This Agreement, entered into as of the Effective Date, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all previous or contemporaneous understandings and agreements whether written or oral, except the Materials Transfer Agreement dated October 17, 2005 between the Parties.  No terms or provisions of this Agreement shall be varied or modified by any prior subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this

Agreement by written instruments specifically referred to and executed in the same manner as this Agreement.

ARTICLE 17

NOTICE

17.1         Any notice required to be given or made under this Agreement by one of the Parties to the other shall be in writing, by personal delivery, registered mail, overnight courier, facsimile or air mail to the following addresses of the Parties:

To Eisai:

Eisai Co., Ltd.

6-10 Koishikawa, 4-chome, Bunkyo-ku, Tokyo 112-8088, Japan

Attention:

To Radius:

Radius Health, Inc.

300 Technology Square, 5th Floor, Cambridge, MA 02139, U.S.A.

Attention:

17.2         Any notice required to be given concerning this Agreement shall be effective upon receipt by the Party to whom it is addressed.

ARTICLE 18

ASSIGNMENT

18.1         Neither this Agreement nor any interest hereunder shall be assignable by either Party without the written consent of the other Party, not to be unreasonably withheld.  It is understood and agreed that any change of control transaction shall be governed by Article 7.6 and not this Article 18.1.

ARTICLE 19

RECORDATION

19.1         Both Parties shall have the right, at any time, to record, register, or otherwise notify this Agreement in appropriate governmental or regulatory offices anywhere in the Territory, and each Party shall provide reasonable assistance to the other Party in effecting recording, registering or notifying.

ARTICLE 20

EXECUTION IN COUNTERPARTS

20.1         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties, through their authorized representatives, have executed this Agreement as of the Effective Date.

Eisai Co., Ltd.
By:	/s/ Hideki Hayashi
Title:	Hideki Hayashi
Vice President Corporate Business Development

Radius Health, Inc.
By:	/s/ Bart Henderson
Title:	Chief Business Officer Senior Vice President

Appendices

Appendix A          Eisai Patents

Appendix B           Asian Countries

Appendix C           Development Plan

Appendix A

EISAI PATENTS (NON EXHAUSTIVE)

COUNTRY/REGION	APPLIC. NO.	APPLIC. DATE	PUBLIC. NO.

Australia	2003292625	12/25/2003	AU2003292625 A1

Canada	2512000	12/25/2003	CA2512000 A1

Europe	03782904.1	12/25/2003	EP1577288 A1

India	2829/DELNP/2005	12/25/2003

Japan	2004-562947	12/25/2003

U.S.A.	11/158245	12/25/2003

PCT	PCT/JP03/016808	12/25/2003	WO2004058682 A1

Appendix B

India

Korea

China

Taiwan

Hong Kong

Vietnam

Myanamar

Cambodia

Laos

Sri Lanka

Philippines

Malaysia

Singapore

Indonesia

Australia

Appendix C

Development Plan

(attached)

RADIUS

SERM ER-306323 Development Plan

Version:	1.0
Date:	June 2, 2006

Radius Health, Inc.

300 Technology Square, 5th Floor

Cambridge, MA 02139

Tel: 617.551.4700

Disclosure Statement

This document contains information that is confidential and proprietary to Radius Health, Incorporated. Any unauthorized use or disclosure of such information without the prior written authorization of Radius Health, Incorporated is expressly prohibited.

i

1.             EXECUTIVE SUMMARY

ER-306323 is a selective estrogen receptor modulator (SERM) that was originally discovered by Eisai Co., Ltd. Radius plans to develop ER-306323 for the treatment of vasomotor symptoms associated with menopause, and for the treatment and prevention of osteoporosis in postmenopausal women at risk of fracture.

This development plan for ER-306323 is premised upon a strategy of demonstrating a substantial improvement in tolerability over Evista® (raloxifene; Eli Lilly and Company) and other SERM’s that are currently in clinical development for the treatment of patients with osteoporosis (e.g. bazedoxifene; Wyeth Pharmaceuticals Inc.). While effective for osteoporosis, Evista induces hot flashes in many post-menopausal women which is a significant deterrent to adoption. In contrast, ER-306323 has the potential (based on a pre-clinical model) to be developed and marketed for the relief of vasomotor symptoms associated with menopause, allowing a clear differentiation over currently available SERM’s and a faster development path to commercialization than is possible with the traditional osteoporosis indication.

Pre-clinical data suggest that ER-306323 is an agonist on bone, with comparable efficacy to raloxifene. Also, like raloxifene, ER-306323 is an antagonist on the uterus and breast. However, ER-306323 is an agonist on the CNS with demonstrated efficacy in reducing the incidence of vasomotor symptoms in a rodent model. Accordingly, the preclinical data support the strategy for developing this compound as an advance over currently available SERM’s for the relief of vasomotor symptoms, as well as for the treatment and prevention of osteoporosis.

2.             CORE CLINICAL DEVELOPMENT PLAN FOR ER-306323

The following is an outline Target Product Profile (TPP) for ER-306323. The clinical development plan is based on the expected clinical benefit and first indication of alleviation of moderate and severe vasomotor symptoms in postmenopausal women since this represents an unmet need and the most efficient path to the market, and on the second indication of prevention of continuing bone loss in the postmenopausal women at risk of osteoporosis. Not only does ER-306323’s activity on vasomotor symptoms allow for a clear differentiation over currently available SERM’s, but it also enables a faster development path than is possible with the osteoporosis prevention indication.

Target Product Profile — ER-306323

Indication:	1.	ER-306323 is indicated for the treatment of women with moderate to severe vasomotor symptoms associated with menopause.

	2.	ER-306323 is indicated for the prevention of osteoporosis in postmenopausal women

Efficacy:	1.	ER-306323 demonstrates statistical and clinical efficacy in the reduction of hot flash frequency at 1 month and 3 months of exposure

1

	2.	ER-306323 demonstrates statistical and clinical efficacy in the prevention of bone loss in postmenopausal women after 3 months of exposure

Safety:	1.	ER-306323 demonstrates no evidence of endometrial stimulation or hyperplasia with long-term exposure

	2.	ER-306323 demonstrates an equivalent profile of safety to currently-approved selective estrogen receptor modulating agents (SERMS).

Presentation:	1.	ER-306323 will be formulated as a tablet for oral delivery

	2.	ER-306323 will be formulated for maximal tolerance

Dosing:	ER-306323 will be administered [*] daily

2.1                               Phase 1 Clinical Program

The overall objective of the Phase 1 program is to characterize the safety, tolerability, and pharmacokinetic (PK) profile of ER-306323 following single and multiple dosing. In addition, the Phase 1 program will provide information on the absolute bioavailability of the oral route of administration and provide preliminary information on the effects of food on drug absorption.

Phase 1a: Single ascending dose study

Study Objectives:

The objective of the Phase la study is to provide preliminary information on Safety, Tolerability and PK of ER-306323.

This study will be conducted at a dedicated Phase 1 clinical trial site.

Study Design:

The study is designed as a dose-escalation study. Study subjects will be healthy postmenopausal women.

Up to 6 doses of ER-306323 will be administered to healthy postmenopausal women at one week intervals according to the following schema (doses are estimates and will be finalized following completion of preclinical development):

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

2

	ER-306323: Phase 1a Single Dosing Study
	Week 1	Week 2	Week 3	Week 4	Week 5	Week 6		Week 7
Dose (mg)	[*]	[*]	[*]	[*]	[*]	[*] Fed	[*]	TBD IV
Group	Group 1 Visit 1	Group 2 Visit 1	Group 3 Visit 1	Group 4 Visit 1	Group 5 Visit 1	Group 4 Visit 2	Group 6 Visit 1	Subjects from Groups 3 or 5 Visit 2
N (active)	6	6	6	6	6	6	6	6
N (placebo)	1	1	1	1	1	1	1	1

Study subjects will be enrolled in groups of [*] and randomized, [*] to active treatment and [*] to placebo.

In addition, an additional group of subjects will receive a single dose of ER-306323 in association with food and a further group will receive an IV dose (dose also to be selected based on preclinical development data) for estimate of bioavailability. Ideally, subjects participating in the Fed and IV arms of the study will be drawn from the earlier exposure groups for more accurate statistical interpretation. Therefore, Group 4 would provide data on the same dose both in unfed and fed conditions, and subjects for the IV arm would be drawn from other higher dose preceding groups such as Groups 3 and 5.

The final design of the Phase la study for ER-306323 will be based on the results of preclinical development and will of course be subject to input from the appropriate regulatory authorities.

Phase lb: Multiple ascending dose study

The Phase lb study will provide early proof of concept for ER-306323 in the first targeted indication of alleviation of moderate and severe vasomotor symptoms in postmenopausal women.

Phase lb Study Objectives

The objectives of the Phase lb study follow: •

1.               To further demonstrate the safety and tolerance of ER-306323 in postmenopausal women and to provide early evidence of efficacy in the control of postmenopausal vasomotor symptoms.

2.               To evaluate PK, pharmacodynamics and safety of ER-3063223 after multiple doses.

The goals of this study will be met if ER-306323 demonstrates good patient tolerance and clinical evidence of a reduction of vasomotor symptoms among a population of moderate to severely symptomatic women.

This study will be conducted at a dedicated Phase 1 clinical trial site or sites.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

3

Study Design:

The study will be a randomized, double-blind, placebo-controlled, multiple ascending-dose safety, tolerability, and pharmacokinetic study of ER-306323 administered daily by the oral route.

The study population will be healthy postmenopausal women with moderate or severe postmenopausal vasomotor symptoms.

Dose groups of 15 subjects (12 active and 3 placebo controls per group) will overlap by 3 weeks with each dose-escalating group initiated after one of safety information has been collected on the preceding group of subjects.

Final study design and dosing will be based on preclinical development data and the results of the Phase la study, and will be subject to input from the appropriate regulatory authorities.

ER-306323: Phase lb Study Single/Multiple Dosing
	Week 4-8	Week 5-9	Week 6-10	Week 8-12
Dose (mg)	10	50	100	150
Group	Group 7*	Group 8*	Group 9*	Group 10*
N (active)	[*]	[*]	[*]	[*]
N (placebo)	[*]	[*]	[*]	[*]

By enrolling women with moderate to severe vasomotor symptoms, the Phase lb study of ER-306323 will develop data on the efficacy of ER-306323 for the alleviation of hot flashes in the index population. These data will constitute Proof of Concept for the product in this indication and provide the basis for the clinical and statistical planning for Phase 2 and Phase 3 studies.

This study will also collect full pharmacokinetics data on Days [*] and [*] and trough samples on other study days. Pharmacodynamic markers will include frequency of hot flash events, and markers of estrogen effect such as serum gonadotropins and serum lipids.

The Phase lb study will also collect preliminary information on Cardiac(QT) and endometrial safety of ER-306323 and will collect preliminary information on the potential benefits of ER-306323 for prevention of osteoporosis in this population through the pharmacodynamics effect of ER-306323 on biochemical markers of bone resorption and accretion such as [*].

2.2                               Phase 2 Clinical Program

The Phase 2 study will be a statistically powered dose-ranging program to identify the most effective dose of ER-306323 to take into Phase 3 development. The Phase 2 program will provide statistical and clinical proof of efficacy for ER-306323 in the alleviation of moderate and severe vasomotor symptoms in postmenopausal women. In addition, the Phase 2 study will provide early evidence of efficacy for ER-306323 in the indication of prevention of postmenopausal osteoporosis through the assessment of bone marker and bone mineral density.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

4

Finally, the Phase 2 program will provide preliminary evidence of endometrial safety for ER-306323.

Phase 2 Study Objectives:

The objectives of this study are therefore as follows:

•                  To provide a clinical and statistical basis for the selection of the optimal dose of ER-306323 to be taken forward into final development

•                  To demonstrate proof of efficacy of ER-306323 for reduction in frequency and severity of hot flashes in postmenopausal women.

•                  To determine the pharmacodynamic. effects (i.e., effects on mineral metabolism and biochemical markers of bone formation and resorption) of [*] months of treatment with ER-306323.

•                  To determine the effects of [*] months of treatment with ER-306323 on BMD.

•                  To determine the overall safety and tolerability of ER-306323 after [*] months of dosing in postmenopausal women with vasomotor symptoms.

•                  To determine the uterine safety of ER-306323 after [*]months of dosing in postmenopausal women with vasomotor symptoms.

Study Design

The Phase 2 study will be a randomized, double-blind, multicenter, placebo-controlled trial covering 1 [*] of observation, followed by randomization of qualified subjects to [*] months of treatment and a 1 [*] safety follow-up period.

Patients will be postmenopausal women defined as having [*] months of spontaneous amenorrhea, or [*] months of spontaneous amenorrhea with serum FSH levels of > 40 IU/L, or as women who are [*]-weeks post-surgical oophorectomy.

Moderate hot flashes are defined as a sensation of heat with flushing but as not being incapacitating, while severe hot flashes are defined as the same but with the element of incapacitation in that the subject must stop current activity. To ensure adequate evidence of therapeutic effect is available, study participants will be required to have frequent hot flashes defined as [*] hot flashes per [*] or [*] to [*] hot flashes per [*]. During the period of observation, patient will document hot flash frequency and severity to prospectively ensure qualification on that criterion. Efficacy will be assessed as the reduction in frequency and severity of hot flashes compared to placebo.

The estimated subject number and dose groups are outlined below:

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

5

	Observation	ER-306323, Phase 2 Dose-finding Study
	All subjects	Group 1	Group 2	Group 3	Group 4
Dose (mg)		Dose 1	Dose 2	Dose 3	Placebo
N (active)		[*]	[*]	[*]
N (placebo)					[*]

It is estimated that the Phase 2 study will require about [*] evaluable subjects to achieve its stated goals. The Phase 2 study will provide evidence of dose-dependent efficacy for ER-306323 and will also provide adequate statistical power to select the optimal dose for Phase 3. The criteria for dose selection will be based on an integration of the major efficacy and safety variables of the study.

In addition, the Phase 2 data will also provide statistical evidence of effect of ER-306323 on markers of bone resorption and accretion while providing preliminary evidence of effect of ER-306323 on bone density.

Like the Phase lb study, the Phase 2 study will continue to provide additional pharmacodynaraics effects of ER-306323 such as estrogenic effects on serum gonadotropins and serum lipids. Markers of bone effect will again be collected such as serum osteocalcin, bone procoilagen 1 carboxy-terminal propeptide (PICP), N-propeptide of Type-1 collagen (PIMP) and bone-specific alkaline phosphatase.

Additional safety information on cardiac (QT) safety and endometrial safety of ER-306323 will be evaluated in more detail through endometrial biopsy in a subset of patients in each treatment group. Finally, estrogenic effect. of ER-306323 on coagulation factors will also be assessed.

Estimated Study Metrics:
Number of sites:	[*]
Number of site visits:	[*] qualification and initiation visits / site
[*] interim visits / per site
[*] close-out visit / per site
Investigator’s Meeting:	[*] for all study sites
Number of subjects screened:	[*]
(assumes [*]:[*] ratio of screened: enrolled)
Number of subjects enrolled:	[*]total, [*] evaluable ([*] per group)
Screening rate:	[*]/ site / month
Enrollment rate:	[*]patients / site / month

2.3                               Phase 3 Clinical Program

The Phase 3 study is designed to provide evidence of long-term endometrial safety of ER-306323. In addition, the Phase 3 study will provide additional confirmation of efficacy of ER-306323 for reduction in frequency and severity of hot flashes in women with moderate and severe postmenopausal vasomotor symptoms.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

6

The Phase 3 trial will be a statistically-powered, double-blind, randomized, multicenter trial that will be powered on the basis of the reduction of hot flashes but which will enroll a sufficient number of women to provide adequate assessment of endometrial safety over 12 months. It is generally requested that more than one dose of the new medication be studied in the Phase 3 safety trial. As a study of endometrial safety, the Phase 3 trial will only enroll women with an intact uterus and, as a safety measure, will exclude women with any history of breast cancer or of a recent abnormal mammogram.

This study will also provide further evidence of the efficacy of ER-306323 on BMI), while not in the traditional population of women with documented severe osteoporosis.

Phase 3 Study Objectives:

The objectives of this study are therefore as follows:

•                  To provide clinical evidence of the long-term endometrial safety of ER-306323 in postmenopausal women with moderate and severe vasomotor symptoms.

•                  To confirm, clinically and statistically, the therapeutic benefit of ER-306323 for treatment of moderate and severe vasomotor symptoms in menopause

•                  To provide evidence of the long-term benefit of ER-306323 for prevention of postmenopausal osteoporosis.

•                  To determine the overall safety and tolerability of long-term treatment of ER-306323 in postmenopausal women with vasomotor symptoms.

Study Design

The Phase 3 study will be a randomized, double-blind, multicenter, placebo-controlled trial covering 1 [*] of observation, followed by randomization of qualified subjects to [*] months of treatment and a 1 [*] safety follow-up period. Two doses of ER 206323 will be studied.

Patients will be postmenopausal women defined as being 45 years old or greater and having [*] months of spontaneous amenorrhea, or [*] months of spontaneous amenorrhea with serum FSH levels of > [*] IU/L, or as women who are [*]-weeks post-surgical oophorectomy.

As for the Phase 2 study, hot flash frequency and severity will be established during a pretreatment period of observation and qualifying patients will be then eligible to enroll in the study.

As before, the criterion for entry will be a frequency of [*]hot flashes per day or [*] to [*] hot flashes per [*]. Efficacy will be assessed as the reduction in frequency and severity of hot flashes compared to placebo.

The estimated subject number and dose groups are outlined below:

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

7

	Observation	ER-306323, Phase 3 Confirmatory Efficacy and Endometrial Safety Study
	All subjects	Group 1	Group 2	Group 3
Dose (rag)		[*]	[*]	[*]
N (active)		[*]	[*]
N (placebo)				[*]

It is estimated that the Phase 3 study will require about [*] subjects to provide adequate evidence of clinical safety for ER-306323. Since [*]doses of ER-306323 will be administered in this trial, there will be at least [*] patients available to provide endometrial safety data on this product.

While powered beyond this need, the Phase 3 study will provide confirmatory evidence of efficacy for ER-306323. The [*] doses to be employed in the Phase 3 trial will include the [*] as identified in the Phase 2 study as well as [*] provide [*]. Efficacy will be based on difference in efficacy [*]. Endometrial safety will be based on self-reported vaginal bleeding, endometrial ultrasound and endometrial biopsy data. Endometrial biopsy data will be assessed according to objective common criteria by a panel of [*]pathologists in [*] independent medical institutions.

The Phase 3 study will provide additional long-term safety information on serum lipids and on coagulation markers such as [*]. Influence of ethnicity on efficacy and safety will be assessed and drug-drug interaction effects will also be evaluated where appropriate.

BMD will also be assessed at start and end of treatment and treatment effect will be compared to [*]. Markers of bone metabolism will also be assessed.

Finally, overall clinical and laboratory safety will be assessed throughout the study.

Estimated Study Metrics:

Number of sites:	[*]
Number of site visits:	[*] qualification and initiation visits / site
[*] interim visits / per site.
[*] close-out visit / per site •
Investigator’s Meeting:	[*] for all study sites
Number of subjects screened:	[*]
(assumes [*]:[*] ratio of screened: enrolled)
Number of subjects enrolled:	[*] total, [*] evaluable
([*] per treatment group)
Screening rate:	[*]/ site / month
Enrollment rate:	[*]patients / site / month

2.4                               Other Clinical Studies in the Vasomotor Symptom Indication

In addition to the Core Clinical Development Studies outlined above, additional studied will likely be required for approval of ER-306323 for treatment of postmenopausal vasomotor symptoms.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

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Drug-drug interaction studies will likely be required depending on the metabolic pathway of ER-306323. At present, drugs commonly used in this population that may require study would be digoxin, diuretics, antacids, and antihypertensives.

A dedicated QT interval study may also be required, in particular in the USA, since a complete package of cardiac safety is usually now a condition of approval for new clinical entities.

2.5                               Clinical Studies for the Osteoporosis Indication

The osteoporosis indication will require additional preclinical studies including [*]. It is required that this assessment be performed in [*] species.

Since the indication of prevention of bone loss requires statistical evidence of reduction in bone loss and documentation of a positive effect on fracture frequency, [*] years of exposure is needed to obtain the statistical benefit. hi addition, the population at risk for vertebral and hip fracture is women with more severe osteoporosis and, while there may be some overlap between this population and women with moderate or severe vasomotor symptoms, they are essentially distinct populations. Therefore, while the data on bone metabolism collected during the development of the vasomotor symptomatology indication may be very helpful for the further development of the osteoporosis/fracture prevention indication, additional separate statistically-powered studies would be required for registration of ER-306323 for the second indication. [*].

Studies to register ER-306323 for the osteoporosis indications are required to be compliant with the FDA Guideline “Guidelines for Preclinical and Clinical Evaluation of Agents used in the Prevention or Treatment of Postmenopausal Osteoporosis” issued April, 1994, and with EMEA Guidance “Note for Guidance on Postmenopausal Osteoporosis in Women” issued in January, 2001 and modified in April 2005. Both guidelines recommend the study of BMD as the primary outcome for prevention of osteoporosis but advise that data on fracture occurrence must also be provided in the final submission documents. In the case of FDA guidelines, approval for the prevention of bone loss in postmenopausal women is contingent on proof of fracture prevention or at least a trend towards fracture prevention [*]with a post-marketing commitment to continue the study until statistical confirmation of efficacy for fracture prevention is achieved. Such a requirement requires substantial number of patients to be enrolled.

The study population is recommended to be postmenopausal and to have a documented bone density of at least [*]standard deviation below the population norm for the study of fracture prevention. Prior studies in this indication have generally enrolled and treated about 600 — 3000 patients.

In the absence of a specific Phase 2 dose-finding study in this population, it is possible that FDA will request to consider two doses in the definitive Phase 3 trial. However, this remains a speculation and an item for regulatory consultation.

Finally, the endometrial safety study employed for the registration of the vasomotor symptomatology indication would likely be sufficient to support the long-term safety requirement of the osteoporosis prevention indication also.

*Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

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2.6                               Phase 3 Clinical Program for Osteoporosis Prevention

The Phase 3 study is designed to provide clinical and statistical evidence of the efficacy and long-term safety of ER-306323 in the prevention of fracture and the reduction in bone loss in postmenopausal women. Therefore, an initial study period of [*] years is anticipated to meet the conditions of approvability..

The Phase 3 trial for fracture prevention will be a [*] trial that will be powered on the basis of fracture prevention and prevention of bone loss over the duration of exposure. While both FDA and EMEA accept comparative trials for prevention of bone loss, the requirement of FDA that reduction in fracture incidence be shown suggests that only placebo-control will be acceptable. However, with approval of a related molecule in the same class which has been registered through placebo-controlled trials, a comparative trial may be negotiated.

The primary efficacy outcome will be prevention of bone loss as assessed by [*] and a trend toward fracture prevention as assessed [*].

BMD will be assessed by [*]. Subsets of patients will be also assessed using more sensitive methods of bone density measurement such as quantitative computerized tomography (qCT) and extreme CT with measures cortical and trabecular bone density in the extremities. Fracture data for all fractures, vertebral and hip fractures will be collected and analyzed collectively and separately.

Phase 3 Study Objectives:

The objectives of this study are therefore as follows:

•                  To provide clinical and statistical evidence of reduction in bone loss and to provide evidence of a trend towards prevention of fractures with long-term treatment with ER-306323

•                  To determine the overall safety and tolerability of long-term treatment of ER-306323 in postmenopausal women with osteoporosis who are at risk of fracture.

Study Design

The Phase 3 study will be a randomized, double-blind, multicenter, placebo-controlled trial consisting of [*] years of treatment with either ER-306323 or placebo.

Patients will be postmenopausal women defined as being 55 years old or greater and being at least [*] years postmenopausal, with serum FSH levels of [*] 1-U/L and serum estradiol of [*] pg/mL. Patients will have a BMD of [*]standard deviations below the norm or [*]standard deviations below the norm if additional risk factors of fracture are identified such as age > 65 years, maternal history of fracture, or prior documented fracture.

The estimated subject number and dose groups are outlined below:

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

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ER-306323, Phase 3 Osteoporosis Study
	Group 1	Group 3
Dose (mg)	[*]	[*]
N (active)	[*]
N (placebo)		[*]

It is estimated that the Phase 3 study will require about [*] subjects per treatment arm to provide adequate evidence of efficacy for fracture prevention and clinical safety for ER-306323.

The Phase 3 study will provide confirmatory evidence of efficacy for ER-306323 for reduction in bone loss and prevention of fracture in postmenopausal women.

The dose to be employed in the Phase 3 trial will be based on the results of the Phase 2 trial for menopausal symptoms and the BMD data accumulated in the Phase 2 and Phase 3 trials.

The Phase 3 study will provide additional long-term safety information on serum lipids and on coagulation markers such as [*]. Influence of ethnicity on efficacy and safety will be assessed and drug-drug interaction effects will also be evaluated where appropriate.

Finally, overall clinical and laboratory safety will be assessed throughout the study.

Estimated Study Metrics:

Number of sites:	[*]
Number of site visits:	[*] qualification and initiation visits / site [*] interim visits / per site [*] close-out visit /per site
Investigator’s Meeting:	1 for all study sites
Number of subjects screened:	[*] (assumes [*]ratio of screened: enrolled)
Number of subjects enrolled:	[*] total, [*] evaluable ([*]per group)
Screening rate:	[*]/ site / month
Enrollment rate:	[*]patients / site /. month

3.                                      PROCESS DEVELOPMENT

The current synthesis route for ER-306323 is a complex, [*] step process not readily amenable to large scale Dynthesis. Several alternate routes are currently being evaluated, with selection of a new route required in 2H06. Delivery of the first GMP drug lot is targeted for 1H07.

To support early preclinical efficacy pharmacology and safety studies, an initial drug lot, prepared using the current synthetic route, has been initiated.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

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4.                                      NON-CLINICAL PROGRAM

4.1                               General Pharmacology

Studies have been completed to establish the activity of ER-306323 in a rodent model of morphine withdrawl induced hot flash. In this model, ER-306323 suppresses the elevation of skin temperature associated with morphine withdraw, supporting the proposed application of this drug to treat vasomotor symptoms associated with menopause.

To establish osteoporosis efficacy studies will need to be performed to identify bone protective doses of ER-306323. This will be conducted using a rat model of [*] osteoporosis, with a comparison to active reference agents, [*]. Endpoints for these studies will include measurement of [*] and [*], analysis of [*] using [*] and assessment of [*].

4.2                               Toxicology, Safety Pharmacology and ADME

A safety package sufficient to support an IND will need to be completed. This package will include assessment of genotoxicity, pharmacokinetics and metabolism, toxicology and safety pharmacology. To support the proposed phase I study design, we anticipate conducting a [*]-week repeat dosing toxicology study in both rats and monkeys.

Completion of the IND supporting safety package is expected in 2H07.

Studies required for IND filing are outline below:

General Pharmacology

•                                          Ability of ER-306323 to Bind and Activate Estrogen Receptor Alpha

•                                          Ability of ER-306323 to Suppress tail skin temperature in a Rat Model of Hot Flash

•                                          Effects of ER-306323 on the Immature rat uterus

•                                          Ability of ER-306323 to Prevent Bone Loss in Ovariectomized Rats

In Vitro Metabolism and P450 Inhibition

•                                          In Vitro Metabolic Stability and Metabolite Profiling in multiple species

•                                          Cytochrome P450 Reaction Phenotyping with Human Liver Microsomes and; Recombinant CYP450 Isoforms

•                                          Inhibition of Human Recombinant Cytochrome P450 Isoforms

In Vivo Pharmacoldnetics and Metabolism

•                                          Single/Multiple Dose/Absolute Bioavailability PK Study in Rats

•                                          Single/Multiple Dose/Absolute Bioavailability PK Study in Cynomolgus Monkeys

Safety Pharmacology

•                                          In Vitro Effect on HERG Current

•                                          Cardiovascular and Respiratory Safety Pharmacology Study in Rats

•                                          Acute Central Nervous System Safety Pharmacology in Rats

Toxicology

•                                          Acute Single Dose Toxicity and Maximum Tolerated Dose 17-day Range Finding Study in Rats

•                                          Acute Single Dose Toxicity and Maximum Tolerated Dose 17-day Range Finding Study in Cynomolgus Monkeys

•                                          28-day Repeat Dose Toxicity Study in Cynomolgus Monkeys with 2 week Recovery Period

•                                          28 day Repeat Dose Toxicity Study in Rats with 2-week Recovery Period Genotoxicity

•                                          In Vitro AMES Reverse Bacterial Mutation Assay

•                                          In Vitro Mammalian Chromosome Aberration test in Human Peripheral Blood Lymphocytes

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

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Bioanalytical Method

•                                          Bioanalytical Method Development

•                                          GLP Validation of Bioanalytical Methods

•                                          GLP Dose Formulation Method Development and Validation

Additional studies anticipated for Phase 2/3 clinical development:

•                                          In Vivo Induction of Micronuclei in the Bone Marrow of Rats

•                                          Ability of 12-Month Repeat Dosing of ER-306323 to Prevent Bone Loss in Ovariectomized Cynomolgus Monkeys

•                                          9-month Repeat Dose Toxicity in Rats with 1-Month Recovery Period

•                                          9-month Repeat Dose Toxicity in Cynomolgus Monkeys with 1-Month Recovery Period

•                                          Chronic Carcinogenicity Potential Assessment in Rats

5.                                      REGULATORY STRATEGY

Prior to initiation of the proposed clinical development activities for ER-306323, the United States Food and Drug Administration (FDA) will be consulted as to the appropriateness of the preclinical safety information and the early clinical activities for the ultimate development goals. On completion of the Phase 1 studies, FDA will again be consulted on the appropriateness of the Phase 2 and Phase 3 clinical development studies for the registration of ER-306323 for the postmenopausal vasomotor symptom study. At that time, the necessity for, the timing and the design of any additional studies required for registration, such as drug interaction or cardiac QT safety studies, will be discussed.

In addition, at the time of the pre-Phase 2 meeting with FDA, the preclinical data and Phase 1 data will be communicated with the EMEA to ensure agreement on the appropriateness of the development plan for European registration.

Early consultation is proposed to ensure an efficient development program and earliest possible approval. Subsequent to first formal contact with the respective agencies, issues of product quality will be addressed on an ongoing basis.

Based on the need to manufacture product for Preclinical and Safety studies and to complete the Quality and Preclinical information submission package, it is expected that the preIND meeting will be held in Q4,2007 and that the IND will be filed 1H08.

6.                                      TIMELINES

Tentative timelines for IND filing, individual study activities and regulatory filings are presented below:

Pre-IND and IND

Pre-IND meeting:	4Q07
IND filing:	1H08
*FDA delay for PreIND meeting is 23 months.

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ER-306323, Phase la Study
First Patient In (FPI):	1H08
Last Patient Out (LPO):	2H08
Enrollment rate:	Full cohorts at 1 week intervals (7 subjects)
Subsequent cohorts:	1 week intervals
Study close out:	2H08 (1 month)
Queries and data base lock:	2H08 (1.5 months)
Analysis and draft clinical study report (includes PK, ECG, and biomarker reports):	2H08 (2.5 months)

ER-306323, Phase lb Study

First Patient In (FPI):	2H08
Last Patient Out (LPO):	1H09
Enrollment rate:	Full cohort of 15 subjects at the same time
Subsequent cohorts:	1 week intervals
Study close out:	1H09 (1 month)
Queries and data base lock:	1H09 (1.5 months)
Analysis and draft clinical study report (includes PK, PD (hot flashes, gonadotropins, lipids, coagulation factors, bone biomarker):	2H09 (2.5 months)

ER-306323, Phase 2 Study

IND Amendment:	[*] (submission of Phase 2 protocol and any other required documents)
First Patient In (FPI):	[*]
Last Patient Out (LPO):	[*]
Enrollment rate:	[*]patients / per site / per month
Study close out:	[*]
Queries and data base lock:	[*]
Analysis and draft clinical study report (includes Efficacy, Safety, Ibone biomarkers and BMD):	[*]

ER-306323, Phase 3 study

End-of-Phase 2 meeting, if needed:	[*]
IND Amendment:	[*] (submission of Phase 3 protocol and any other required documents)
First Patient In (FPI):	[*]

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

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Last Patient In (LPL):	[*]
Last Patient Out (LPO):	[*]
Enrollment rate:	[*]patients / per site / per month
Study close out:	[*]
Queries and data base lock:	[*]
Analysis and draft clinical study report (includes Efficacy, Endometrial Safety and general Safety, and BMD as secondary efficacy):	[*]

ER-306323, Regulatory Submission for Vasomotor Symptoms

FDA: PreNDA Consultation	[*]
EMEA: PreCTD Consultation	[*]
NDA/CTD Preparation	[*]
USA (CTD) Filing	[*]
Europe (CID) Filing	[*]
Canada (CTD) Filing	[*]
Australia (CTD) Filing	[*]
Other Filings	[*]
First Regulatory Approval	[*]

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

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